Press Release	Source: BBM Holdings

BBM Holdings to Sell Substantially All its Assets; to Declare Warrant
Dividend on Preferred Stock
Tuesday, October 16, 2007 4:00 pm ET

New York, NY--(BUSINESS WIRE)--BBM Holdings (OTCBB:BBMO.OB - News), announced today that it has agreed to sell substantially all its assets (primarily intellectual property and technology) relating to broadband services to ships to private investors for $460,000. BBM expects to settle its remaining obligations and seek strategic alternatives to maximize shareholder value.

In addition, the Board of Directors of BBM declared on October 16, 2007 a special dividend consisting of an aggregate of 1,090,568 warrants expiring October 31, 2011, each exercisable to purchase one share of BBM common stock at a price of $1.19 per share, payable on November 30, 2007 pro rata to holders of record at the close of business on November 7, 2007 of its outstanding shares of Series A Exchangeable Preferred Stock.

About BBM Holdings:

BBM Holdings (OTCBB:BBMO.OB - News) is a telecommunications engineering and service company. For more information visit: www.broadbandmaritime.com.

This press release contains statements that constitute "forward-looking statements" as that term is defined in the Securities Reform Act of 1995 (the "Reform Act"). Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements. Factors that may cause or contribute to such differences include, among other things, our technology becoming obsolete, consumers not purchasing our products, changes in business conditions and the economy and other risk factors identified in the Company's Form 10-KSB and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.

Contact:
For BBM Holdings
Mary Ellen Kramer
(212) 405-1070